4
1
<SROS>NYSE
<REPORTING-OWNER>
  0001187018
  Director
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  KB HOME
  0000795266
  <IRS-NUMBER>95-3666267
</SUBJECT-COMPANY>
<PERIOD>04/03/03
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Nogales, Luis G.
   10990 Wilshire Blvd.


   Los Angeles, CA  90024
2. Issuer Name and Ticker or Trading Symbol
   KB HOME (KBH)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   4/3/03
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Unit                              04/03/03       A (1)     2,000                             (2)
Non-Qualified Stock Option                     04/03/03       A (3)     1,065
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Unit              04/03/03  Common Stock                   2,000                     15,167        D   Direct
Non-Qualified Stock Option     04/03/03  Common Stock                   1,065         $47.510     1,065         D   Direct
(right to buy)

Explanation of Responses:

(1)
Award of Common Stock Units under KB HOME Non-Employee Director Stock Plan which is exempt under Rule 16b-3.
(2)
Units will be paid in shares of registrant's Common Stock, or in cash, at the election of the reporting person, at such time as the reporting person retires or otherwise ceases to serve on registrant's Board of Directors.
(3)
Annual award of options to purchase registrant's Common Stock under KB HOME Non-Employee Director Stock Plan which is exempt under R ule 16b-3.

SIGNATURE OF REPORTING PERSON
/S/ By: Kimberly N. King, Attorney in Fact
    For: Luis G. Nogales
DATE 04/03/03